As filed with the Securities and Exchange Commission on June 30, 2011

Registration No. 333–

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S–8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TIME WARNER CABLE INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)		84-1496755 (I.R.S. Employer Identification Number)
60 Columbus Circle New York, New York 10023 (Address of Principal Executive Offices, including zip code)
_______________________

Time Warner Cable Inc. 2011 Stock Incentive Plan
(Full Title of the Plan)
________________________

Marc Lawrence-Apfelbaum, Esq.
Executive Vice President, General Counsel and Secretary
Time Warner Cable Inc.
60 Columbus Circle
New York, New York 10023
(212) 364-8200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
________________________

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee(2)
Common Stock, $0.01 par value per share	20,000,000	$74.44	$1,488,800,000	$152,866.14

(1)
The number of shares of common stock, par value $0.01 per share (“Common Stock”), stated above consists of the aggregate number of shares that may be issued pursuant to the Time Warner Cable Inc. 2011 Stock Incentive Plan, as amended from time to time (the “2011 Plan”). The maximum number of shares that may be issued pursuant to the 2011 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2011 Plan. Accordingly, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares that may be issued pursuant to the 2011 Plan after the operation of any such anti-dilution and other provisions.

(2)
Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rules 457(c) and (h)(1) under the Securities Act based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange Composite Tape on June 24, 2011, which was $74.44 per share.  In addition, pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by $19,983.54 previously paid by the Registrant with respect to unsold shares of Common Stock pursuant to the Registration Statement on Form S-8 (Registration No. 333-160992) filed with the Commission on August 3, 2009.  Accordingly, a filing fee of $152,866.14 is being paid herewith.

EXPLANATORY NOTE

Time Warner Cable Inc. (the “Company”) hereby files this Registration Statement on Form S-8 for the purpose of registering 20,000,000 shares of Common Stock, which are issuable pursuant to the 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2011 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Time Warner Cable Inc., 60 Columbus Circle, New York, New York 10023, Attention: Investor Relations; telephone number (212) 364-8200.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the Commission by the Company (File No. 001-33335) are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filing date February 18, 2011) (the “2010 Form 10-K”).

(b)	The Company’s Current Reports on Form 8-K dated:
    February 17, 2011 (filing date February 24, 2011);
    February 22, 2011 (filing date February 28, 2011);
    May 19, 2011 (filing date May 25, 2011);
    May 26, 2011 (filing date May 26, 2011); and
    May 26, 2011 (filing date June 2, 2011).

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (filing date April 28, 2011).

(d)
The description of the Company’s Common Stock incorporated by reference to Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 12, 2009 and any amendment or report filed for the purpose of updating such description.

            In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable Commission rules rather than filed, such as Current Reports on Form 8-K furnishing information pursuant to Items 2.02 and 7.01, including any exhibits included with such information) after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Susan A. Waxenberg, who is providing an opinion on the legality of the Common Stock being registered hereby, is Vice President and Assistant Chief Counsel, Corporate of the Company.  As an employee of the Company, Ms. Waxenberg participates in equity compensation plans of the Company, on the same basis as other similarly eligible employees, pursuant to which she owns or has options or rights to acquire an aggregate of less than 1% of the Company’s outstanding Common Stock.  Ms. Waxenberg is eligible to participate in the 2011 Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of such Section 145.

The Company’s certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not limit or eliminate the Company’s rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, the Company’s by-laws provide that the Company will indemnify each director and officer and may indemnify employees and agents, as determined by the Company’s board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and the Company’s certificate of incorporation and by-laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 9(h) of the undertakings with respect to indemnification for liabilities arising under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

EXHIBIT
NUMBER		DESCRIPTION OF EXHIBIT
4.1
Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on March 12, 2009 (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2009 (the “March 2009 Form 8-A”)).

4.2		Amendment to the Second Amended and Restated Certificate of Incorporation of Time Warner Cable Inc. (incorporated by reference to Exhibit 3.2 to the March 2009 Form 8-A).

4.3
By-laws of the Company, as amended through May 19, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 19, 2011 and filed with the Commission on May 25, 2011).

4.4
Time Warner Cable Inc. 2011 Stock Incentive Plan, effective May 19, 2011 (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A relating to the Company’s 2011 Annual Meeting of Stockholders, as filed with the Commission on April 6, 2011).

5	*	Opinion of Susan A. Waxenberg, Esq., Vice President & Assistant Chief Counsel, Corporate of the Company.

23.1	*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	*	Consent of Susan A. Waxenberg, Esq., Vice President & Assistant Chief Counsel, Corporate of the Company (included in the opinion filed as Exhibit 5).

24.1	*	Powers of Attorney (included in the signature page of this Registration Statement and incorporated by reference).

*	Filed herewith.

ITEM 9.	UNDERTAKINGS.
(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Time Warner Cable Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 30, 2011.

TIME WARNER CABLE INC.
By:	/s/ Robert D. Marcus
	Name:	Robert D. Marcus
	Title:	President and Chief Operating Officer; Acting Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Time Warner Cable Inc. hereby severally constitutes and appoints Glenn A. Britt, Marc Lawrence-Apfelbaum, Robert D. Marcus, Tomas Mathews and David A. Christman, and each of them, as his or her true and lawful attorney-in-fact with full power of substitution and resubstitution, in any and all capacities, with full power to act without the others for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-8 or any other appropriate form and any and all amendments to any such Registration Statement (including post-effective amendments), to be filed with the Securities and Exchange Commission in connection with the Time Warner Cable Inc. 2011 Stock Incentive Plan and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the following capacities on June 30, 2011.

Signature	Title

/s/ Glenn A. Britt	Chairman and Chief Executive Officer
Glenn A. Britt	(principal executive officer)

/s/ Robert D. Marcus	President and Chief Operating Officer;
Robert D. Marcus	Acting Chief Financial Officer
(principal financial officer)

/s/ William F. Osbourn, Jr.	Senior Vice President and Controller
William F. Osbourn, Jr.	(controller and principal accounting officer)

/s/ Carole Black	Director
Carole Black

/s/ Thomas H. Castro	Director
Thomas H. Castro

/s/ David C. Chang	Director
David C. Chang

Signature	Title

/s/ James E. Copeland, Jr.	Director
James E. Copeland, Jr.

/s/ Peter R. Haje	Director
Peter R. Haje

/s/ Donna A. James	Director
Donna A. James

/s/ Don Logan	Director
Don Logan

/s/ N. J. Nicholas, Jr.	Director
N. J. Nicholas, Jr.

/s/ Wayne H. Pace	Director
Wayne H. Pace

/s/ Edward D. Shirley	Director
Edward D. Shirley

/s/ John E. Sununu	Director
John E. Sununu

EXHIBIT INDEX

EXHIBIT
NUMBER		DESCRIPTION OF EXHIBIT
4.1
Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on March 12, 2009 (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2009 (the “March 2009 Form 8-A”)).

4.2		Amendment to the Second Amended and Restated Certificate of Incorporation of Time Warner Cable Inc. (incorporated by reference to Exhibit 3.2 to the March 2009 Form 8-A).

4.3
By-laws of the Company, as amended through May 19, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 19, 2011 and filed with the Commission on May 25, 2011).

4.4
Time Warner Cable Inc. 2011 Stock Incentive Plan, effective May 19, 2011 (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A relating to the Company’s 2011 Annual Meeting of Stockholders, as filed with the Commission on April 6, 2011).

5	*	Opinion of Susan A. Waxenberg, Esq., Vice President & Assistant Chief Counsel, Corporate of the Company.

23.1	*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	*	Consent of Susan A. Waxenberg, Esq., Vice President & Assistant Chief Counsel, Corporate of the Company (included in the opinion filed as Exhibit 5).

24.1	*	Powers of Attorney (included in the signature page of this Registration Statement and incorporated by reference).

*	Filed herewith.